Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126822 on Form S-3 of our report dated February 29, 2008, relating to the financial statements and financial statement schedule of South Jersey Gas Company (which report expressed an unqualified opinion and included an explanatory paragraph as to changes in accounting principles related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 in 2007, FASB Statement No. 123(R), Share-Based Payment and FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) in 2006, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005), appearing in this Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 29, 2008